Exhibit 21.1

SUBSIDIARIES OF MICHAEL FOODS GROUP, INC.

Name	Incorporation
Abbotsford Farms, LLC.	Minnesota
Casa Trucking, Inc.	Minnesota
Crystal Farms Refrigerated Distribution Company	Minnesota
Farm Fresh Foods, Inc.	Nevada
International Egg Products, Inc.	Minnesota
KMS Dairy, Inc.	Minnesota
Northern Star Co.	Minnesota
MFI Food Asia, LLC	Delaware
MFI Food Canada Ltd.	Canada
MFI International, Inc.	Minnesota
M.G. Waldbaum Company	Nebraska
Michael Foods, Inc.	Delaware
Michael Foods of Delaware, Inc.	Delaware
Minnesota Products, Inc.	Minnesota
Papetti’s Hygrade Egg Products, Inc.	Minnesota